Exhibit 10.27

Apria Healthcare Group Inc.

Deferred Compensation Plan

Master Plan Document

(For Deferrals on or After January 1, 2005)

Amended and Restated Effective July 23, 2008

APRIA HEALTHCARE GROUP INC.

DEFERRED COMPENSATION PLAN

Amended and Restated Effective July 23, 2008

Purpose

The purpose of this Plan is to provide specified benefits to Directors and a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of Apria Healthcare Group Inc., a Delaware corporation, and its subsidiaries, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

This Plan is intended to comply with all applicable law, including Code Section 409A and related Treasury guidance and Regulations, and shall be operated and interpreted in accordance with this intention. Effective as of the date set forth above, the Company amended and restated this Plan to create two versions of the Plan document such that (i) any deferrals of compensation made under this Plan prior to January 1, 2005 that were earned and vested as of December 31, 2004 (including any related earnings thereon) shall be governed by the provisions of the prior version of the Plan document; and (ii) any deferrals of compensation made under this Plan not described in the preceding clause (including any related earnings thereon) shall be governed by this version of the Plan document.

In order to transition to the requirements of Code Section 409A and related Treasury Regulations, the Committee may make available to Participants certain transition relief provided under Notice 2007-86, as described more fully in Appendix A of this Plan.

ARTICLE 1

Definitions

For the purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1

“Account Balance” shall mean, with respect to a Participant, a credit on the records of the Employer equal to the sum of (i) the Participant’s Deferral Account balance, and (ii) the Participant’s Company Contribution Account balance. The Committee may establish such other subaccounts as are advisable in the administration of this Plan. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2

“Annual Base Salary” shall mean the Participant’s annual cash compensation relating to services performed for an Employer during the applicable Plan Year, whether or not paid in such year or included on the Federal Income Tax Form W-2 for such year, excluding bonuses (including, without limitation, Annual Bonuses), commissions, overtime, fringe benefits, stock options, stock appreciation rights, restricted stock, relocation expenses, unused and unpaid excess vacation days, incentive payments, non-monetary awards, other non-monetary compensation, directors fees and other fees, severance pay, and automobile and other allowances paid to the Participant. Annual Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125 or 402(e)(3) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee and otherwise would have been included in the Participant’s Annual Base Salary for the relevant year.

1.3

“Annual Bonus” shall mean any cash compensation, in addition to Annual Base Salary, relating to the Participant’s services performed for an Employer during the applicable Plan Year, whether or not paid in such Participant’s year or included on the Federal Income Tax Form W-2 for such year, payable to a Participant under any Employer’s annual or quarterly bonus plans and/or short or long-term incentive plans, excluding any cash that may be payable with respect to stock options, stock appreciation rights, and/or restricted stock. Annual Bonus shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125 or 402(e)(3) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee and otherwise would have been included in the Participant’s Annual Bonus for the relevant year.

1.4

“Annual Deferral Amount” shall mean that portion of a Participant’s Annual Base Salary, Annual Bonus, Director Fees and the Annual 401(k) Refund Offset Amount that a Participant defers in accordance with Article 3 for any one Plan Year, without regard to whether such amounts are withheld and credited during such Plan Year.

1.5

“Annual 401(k) Refund Offset Amount” shall mean an aggregate amount equal to the amount of the Participant’s refund (if any) from the 401(k) Plan for the relevant year that constitutes a refund of pretax deferrals, company matching contributions, and/or related earnings from the 401(k) Plan as a result of nondiscrimination testing under Code Sections 401(k) and 401(m).

1.6

“Annual Installment Method” shall mean the method used to determine the amount of each payment due to a Participant who has elected to receive a benefit over a period of years in accordance with the applicable provisions of this Plan. The amount of each annual payment due to the Participant shall be calculated as follows: (i) for the first annual installment, the vested Account Balance of the Participant shall be calculated as of the close of business on or about the most recent Valuation Date and (ii) for remaining annual installments, the vested Account Balance of the Participant shall be calculated on or about each successive anniversary of the initial Valuation Date. Each annual installment shall be calculated by multiplying the vested Account Balance by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual payments due the Participant. By way of example, if the Participant elects a 10-

year Annual Installment Method, the first payment shall be one-tenth (1/10th) of the vested Account Balance determined on or about the most recent Valuation Date. The following year, the payment shall be one-ninth (1/9th) of the vested Account Balance determined on or about the most recent Valuation Date. Each annual installment shall be paid as soon as practicable after the amount is calculated, but not later than thirty (30) days after the Valuation Date last occurring before such amount became payable. For purposes of this Plan, the right to receive a benefit payment in annual installments shall be treated as the entitlement to a single payment.

1.7

“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 9, that are entitled to receive a Participant’s benefits under this Plan upon the death of the Participant.

1.8

“Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.9

“Benefit Distribution Date” shall mean the date upon which all or an objectively determinable portion of a Participant’s vested benefits will become eligible for distribution. Except as otherwise provided in the Plan, a Participant’s Benefit Distribution Date shall be determined based on the earliest to occur of an event or scheduled date set forth in Articles 4 through 8, as applicable.

1.10	“Board” shall mean the board of directors of the Company.

1.11	“Change in Control” shall mean the first to occur of any of the following events:

(a)

The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with paragraphs (b), (c) and (d) of this Section below;

(b)

Individuals who, as of the effective date of this Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)

Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 20% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)

Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change in Control Event under clause (c) above.

1.12	“Claimant” shall have the meaning set forth in Section 14.1.

1.13	“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.14	“Committee” shall mean the committee described in Article 12.

1.15	“Company” shall mean Apria Healthcare Group Inc., a Delaware corporation, and any successor to all or substantially all of the Company’s assets or business.

1.16

“Company Contribution Account” shall mean (i) the sum of the Participant’s Company Contribution Amounts, plus (ii) amounts credited (net of amounts debited, which may result in an aggregate negative number) in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Company Contribution Account, less (iii) all distributions made to, or withdrawals by, the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Contribution Account, and tax withholding amounts deducted pursuant to Section 3.8 from the Participant’s Company Contribution Account.

1.17	“Company Contribution Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.5.

1.18

“Deferral Account” shall mean (i) the sum of all of a Participant’s Annual Deferral Amounts, plus (ii) amounts credited (net of amounts debited, which may result in an aggregate negative number) in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Deferral Account, less (iii) all distributions made to, or withdrawals by, the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Deferral Account, and tax withholding amounts deducted pursuant to Section 3.8 from the Participant’s Deferral Account.

1.19	“Director” shall mean any member of the Board who is not employed by the Company or one of its subsidiaries.

1.20	“Director Fees” shall mean the annual cash fees paid to a Director by the Company, including any cash retainer fees and meetings fees, as compensation for serving on the Board.

1.21

“Disability” with respect to a Participant shall mean any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, by reason of which impairment the Participant is either unable to engage in any substantial gainful activity or is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s Employer.

1.22	“Disability Benefit” shall mean the benefit set forth in Article 7.

1.23

“Election Form” shall mean the form, which may be in electronic format, established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under this Plan.

1.24	“Employee” shall mean a person who is an employee of an Employer.

1.25	“Employer(s)” shall be defined as follows:

(a)

Except as otherwise provided in paragraph (b) of this Section, the term “Employer” shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in this Plan and have adopted this Plan as a sponsor.

(b)	For the purpose of determining whether a Participant has experienced a Separation from Service, the term “Employer” shall mean:

(i)	The entity for which the Participant performs services and with respect to which the legally binding right to compensation deferred or contributed under this Plan arises; and

(ii)

All other entities with which the entity described above would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable. In order to identify the group of entities described in the preceding sentence, the Committee shall use an ownership threshold of at least 50% as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (B) Treas. Reg. §1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

1.26	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.27	“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

1.28

“401(k) Plan” shall mean the Apria Healthcare Group Inc. 401(k) Savings Plan and any similar successor plan maintained by the Company that is intended to satisfy the requirements of Section 401(a) of the Code.

1.29	“In-Service Distribution” shall mean the distribution set forth in Section 4.1.

1.30

“Participant” shall mean any Employee or Director (i) in the case of an Employee, who is selected to participate in this Plan, (ii) who elects to participate in this Plan, (iii) who signs a Plan Agreement, an Election Form and a Beneficiary Designation Form, (iv) whose signed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Committee, and (v) who commences participation in this Plan.

1.31

“Performance-Based Compensation” shall mean compensation the entitlement to or amount of which is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(e).

1.32

“Plan” shall mean the Apria Healthcare Group Inc. Deferred Compensation Plan, which shall be evidenced by this instrument and by each Plan Agreement, as they may be amended from time to time, and by any other documents that together with such instruments define a Participant’s rights to amounts credited to his or her Account Balance.

1.33

“Plan Agreement” shall mean a written agreement in the form prescribed by or acceptable to the Committee that evidences a Participant’s agreement to the terms of this Plan and which may establish additional terms or conditions of Plan participation for a Participant. Unless otherwise determined by the Committee, the most recent Plan Agreement accepted by the Committee with respect to a Participant shall supersede any prior Plan Agreements for that Participant. Plan Agreements may vary among Participants and may provide additional benefits not set forth in this Plan or limit the benefits otherwise provided under this Plan.

1.34	“Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.35

“Retirement”, “Retire(s)” or “Retired” shall mean (i) with respect to a Participant who is an Employee, the Participant’s Separation from Service (for any reason other than the Participant’s death or Disability) on or after the time when the sum of the Participant’s age and Years of Service equals sixty (60) or more; provided, however, the Participant must be at least fifty-five (55) years old to Retire for purposes of this Plan, and (ii) with respect to a Participant who is a Director, the Participant’s Separation from Service (for any reason other than the Participant’s death or Disability).

1.36	“Retirement Benefit” shall mean the benefit set forth in Article 5.

1.37

“Separation from Service” shall mean a termination of services provided by a Participant to his or her Employer, whether voluntarily or involuntarily, other than by reason of death or Disability, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:

(a)

For a Participant who provides services to an Employer as an Employee, except as otherwise provided in part (c) of this Section, a Separation from Service shall occur when such Participant has experienced a termination of employment with such Employer. A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (i) no further services will be performed for the Employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an Employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months).

If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

(b)

For a Participant who provides services to an Employer as an independent contractor, except as otherwise provided in part (c) of this Section, a Separation from Service shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for such Employer, provided that the expiration of such contract(s) is determined by the Committee to constitute a good-faith and complete termination of the contractual relationship between the Participant and such Employer.

(c)

For a Participant who provides services to an Employer as both an Employee and an independent contractor, a Separation from Service generally shall not occur until the Participant has ceased providing services for such Employer as both as an Employee and as an independent contractor, as determined in accordance with the provisions set forth in parts (a) and (b) of this Section, respectively. Similarly, if a Participant either (i) ceases providing services for an Employer as an independent contractor and begins providing services for such Employer as an Employee, or (ii) ceases providing services for an Employer as an Employee and begins providing services for such Employer as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services for such Employer in both capacities, as determined in accordance with the applicable provisions set forth in parts (a) and (b) of this Section.

Notwithstanding the foregoing provisions in this part (c), if a Participant provides services for an Employer as both an Employee and as a Director, to the extent permitted by Treas. Reg. §1.409A-1(h)(5) the services provided by such Participant as a Director shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an Employee, and the services provided by such Participant as an Employee shall not be taken into account in determining whether the Participant has experienced a Separation from Service as a Director.

1.38

“Specified Employee” shall mean any Participant who is determined to be a “key employee” (as defined under Code Section 416(i) without regard to paragraph (5) thereof) for the applicable period, as determined annually by the Committee in accordance with Treas. Reg. §1.409A-1(i).

1.39	“Survivor Benefit” shall mean the benefit set forth in Article 8.

1.40	“Termination Benefit” shall mean the benefit set forth in Article 6.

1.41

“Trust” shall mean one or more trusts established pursuant to that certain Master Trust Agreement entered into in connection with the adoption of this Plan between the Company and the trustee named therein, as amended from time to time.

1.42

“Unforeseeable Emergency” shall mean, with respect to a Participant, a severe financial hardship of the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152 without regard to paragraphs (b)(1), (b)(2) and (d)(1)(b) thereof), (b) a loss of the Participant’s property due to casualty, or (c) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined by the Committee based on the relevant facts and circumstances.

1.43

“Valuation Date” shall mean, with respect to a Participant, the first anniversary date of the Participant’s death or Retirement, as applicable, and each anniversary date thereafter. In the event that such anniversary date is not a business day, the Valuation Date shall be the next business day after such anniversary date.

1.44

“Years of Service” shall mean, with respect to a Participant, the Participant’s whole number of years of “Service” at the relevant time with such “Service” determined under and in accordance with the vesting service crediting rules of the 401(k) Plan.

ARTICLE 2

Selection, Enrollment, Eligibility

2.1

Selection by Committee. Participation in this Plan shall be limited to Directors and, as determined by the Committee in its sole and absolute discretion, a select group of management and highly compensated Employees of the Employer. From the group of eligible Employees, the Committee shall select, in its sole and absolute discretion, those Employees who may actually participate in this Plan. Unless otherwise provided by the Board, each Director may participate in this Plan.

2.2

Enrollment and Eligibility Requirements; Commencement of Participation. As a condition to participation, each Director or selected Employee shall complete, execute and return to the Committee a Plan Agreement, an Election Form and a Beneficiary Designation Form by the deadline(s) established by the Committee in accordance with the applicable provisions of this Plan. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines are advisable. Each Director and each selected Employee who is eligible to participate in this Plan shall commence participation in this Plan on the date that the Committee determines that such individual has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period. If any such individual fails to meet all requirements established by the Committee within the period required to participate in this Plan for a particular Plan Year, that individual shall not be eligible to participate in this Plan during such Plan Year.

ARTICLE 3

Deferral Commitments/Company Contribution Amounts/Vesting/Crediting/Taxes

3.1	Minimum Deferrals.

(a)

Annual Base Salary, Annual Bonus, Director Fees. For each Plan Year, a Participant may elect to defer Annual Base Salary, Annual Bonus, and/or Director Fees, as applicable, that at the time of the election is expected to result in the following minimum amounts:

Deferral	Minimum Amount
Annual Base Salary, Annual Bonus	$ 5,000 in aggregate
Director Fees	$ 5,000

If an election is made for less than the stated minimum amounts, or if no election is made, the amount deferred shall be zero.

(b)

Annual 401(k) Refund Offset Amount. For each Plan Year, a Participant may also elect to defer 0% or 100% (but no other percentage) of his or her Annual 401(k) Refund Offset Amount with respect to any refund from the 401(k) Plan for that Plan Year. If no election is made, the amount deferred shall be zero. (For purposes of clarity, an Annual 401(k) Refund Offset Amount deferral election with respect to a particular Plan Year shall apply with respect to any refunds payable from a 401(k) Plan to the Participant in that particular Plan Year, regardless of whether the refund relates to compensation deferred and/or contributions made to the 401(k) Plan in a preceding year. For example, an Annual 401(k) Refund Offset Amount deferral election made with respect to 2009 shall apply with respect to any refunds payable from the 401(k) Plan to the Participant in 2009, regardless of whether the refund relates to compensation deferred and/or contributions made to the 401(k) Plan in 2008 or any preceding year.)

(c)

Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, then to the extent required by Section 3.3 and Code Section 409A and related Treasury Regulations, the minimum amount that may be deferred by the Participant for the Plan Year shall be an amount equal to the applicable minimum deferral amount set forth in Section 3.1(a) above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.

3.2	Maximum Deferrals.

(a)

Annual Base Salary, Annual Bonus, Director Fees. For each Plan Year, a Participant may elect to defer Annual Base Salary, Annual Bonus and/or Director Fees, as applicable, up to the following maximum percentages for each deferral elected:

Deferral	Maximum Percentage
Annual Base Salary	50%
Annual Bonus	100%
Director Fees	100%

(b)

Annual 401(k) Refund Offset Amount. If a Participant elects to defer his or her Annual 401(k) Refund Offset Amount, the deferral amount shall be 100%. Annual 401(k) Refund Offset Amount deferral elections shall not be taken into consideration for purposes of determining whether a Participant’s Annual Base Salary deferrals exceed the foregoing limit.

(c)

Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, then to the extent required by Section 3.3 and Code Section 409A and related Treasury Regulations, the maximum amount of the Participant’s Annual Base Salary, Annual Bonus or Director Fees, as applicable, that may be deferred by the Participant for the Plan Year shall be determined by applying the percentages set forth in Section 3.2(a) to the portion of such compensation attributable to services performed after the date that the Participant’s Plan Agreement and Election Form evidencing such deferral is submitted to the Committee for acceptance.

(d)

Other Maximum Limit. In no event shall the maximum amount of Annual Base Salary that a Participant may defer to this Plan in any one year exceed (i) the Participant’s total Annual Base Salary, less (ii) the sum of the maximum amount that the Participant could elect to defer to the 401(k) Plan for that year plus the amount(s) that the Participant may elect to contribute to any qualified welfare benefit plan of the Company or another Employer for that year for medical, healthcare, insurance, or similar benefits coverage. The minimum deferral limits of Section 3.1 shall not apply with respect to a Participant for a Plan Year if the amount determined pursuant to the preceding sentence is less than the applicable minimum amount determined in accordance with Section 3.1.

3.3	Timing of Deferral Elections/Effect of Election Form.

(a)

General Timing Rule for Deferral Elections. Except as otherwise provided in this Section 3.3, in order for a Participant to make a valid election to defer Annual Base Salary, Annual Bonus, and/or Director Fees, the Participant must submit an Election Form on or before the deadline established by the Committee, which in no event shall be later than the December 31st preceding the Plan Year in which such compensation will be earned.

Any deferral election made in accordance with this Section 3.3(a) shall be irrevocable; provided, however, that if the Committee permits or requires Participants to make a deferral election by the deadline prescribed above for an amount that qualifies as Performance-Based Compensation, the Committee may permit a Participant to subsequently change his or her deferral election for such compensation by submitting a new Election Form in accordance with Section 3.3(c) below.

(b)

Timing of Deferral Elections for Newly Eligible Plan Participants. A selected Employee or Director who first becomes eligible to participate in the Plan on or after the beginning of a Plan Year, as determined in accordance with Treas. Reg. §1.409A-2(a)(7)(ii) and the “plan aggregation” rules provided in Treas. Reg. §1.409A-1(c)(2), may be permitted to make an election to defer the portion of Annual Base Salary, Annual Bonus, and/or Director Fees attributable to services to be performed after such election, provided that the Participant submits an Election Form on or before the deadline established by the Committee, which in no event shall be later than 30 days after the Participant first becomes eligible to participate in the Plan.

If a deferral election made in accordance with this Section 3.3(b) relates to compensation earned based upon a specified performance period, the amount eligible for deferral shall be equal to (i) the total amount of compensation for the performance period, multiplied by (ii) a fraction, the numerator of which is the number of days remaining in the performance period after the Participant’s deferral election is made, and the denominator of which is the total number of days in the performance period.

Any deferral election made in accordance with this Section 3.3(b) shall become irrevocable no later than the 30th day after the date the Director or selected Employee becomes eligible to participate in the Plan.

(c)

Timing of Deferral Elections for Performance-Based Compensation. Subject to the limitations described below, the Committee may determine that an irrevocable deferral election for an amount that qualifies as Performance-Based Compensation may be made by submitting an Election Form on or before the deadline established by the Committee, which in no event shall be later than six (6) months before the end of the performance period.

In order for a Participant to be eligible to make a deferral election for Performance-Based Compensation in accordance with the deadline established pursuant to this Section 3.3(c), the Participant must have performed services continuously from the later of (i) the beginning of the performance period for such compensation, or (ii) the date upon which the performance criteria for such compensation are established, through the date upon which the Participant makes the deferral election for such compensation. In no event shall a deferral election submitted under this Section 3.3(c) be permitted to apply to any amount of Performance-Based Compensation that has become readily ascertainable.

(d)

Timing Rule for Deferral of Compensation Subject to Risk of Forfeiture. With respect to compensation (i) to which a Participant has a legally binding right to payment in a subsequent year, and (ii) that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, the Committee may determine that an irrevocable deferral election for such compensation may be made by timely delivering an Election Form to the Committee in accordance with its rules and procedures, no later than the 30th day after the Participant obtains the legally binding right to the compensation, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse, as determined in accordance with Treas. Reg. §1.409A-2(a)(5).

Any deferral election(s) made in accordance with this Section 3.3(d) shall become irrevocable no later than the 30th day after the Participant obtains the legally binding right to the compensation subject to such deferral election(s).

(e)

Cancellation of Deferral Elections on Hardship Distributions. Notwithstanding anything else contained herein to the contrary, if a Participant receives a hardship distribution under the 401(k) Plan or any other plan described in Section 401(k) of the Code maintained by the Company or one of its affiliates, the Participant’s outstanding deferral elections under this Plan shall be immediately cancelled.

3.4

Withholding and Crediting of Annual Deferral Amounts. For each Plan Year, the Annual Base Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Annual Base Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Annual Base Salary. The Annual Bonus and/or Director Fees portion of the Annual Deferral Amount shall be withheld at the time the Annual Bonus and/or Director Fees are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself. If the Participant elects a deferral of his or her Annual 401(k) Refund Offset Amount for a Plan Year, an aggregate amount equal to the Participant’s Annual 401(k) Refund Offset Amount (if any) for that Plan Year shall be deducted from the Participant’s regularly scheduled Annual Base Salary. In such event, such aggregate amount shall be deducted in two substantially equal installments (or such greater number of installments, not in excess of four installments in total, as the Committee may determine to be appropriate), with the first deduction occurring in the payroll period coinciding with or next following the payroll period in which the Participant receives the related refund from the 401(k) Plan (or such other period as the Committee reasonably deems appropriate) and the second (and subsequent, if applicable) deduction(s) occurring in the immediately following payroll period(s). Annual Deferral Amounts shall be credited to a Participant’s Deferral Account at the time such amounts would otherwise have been paid to the Participant.

3.5	Company Contribution Amount.

(a)

For each Plan Year, an Employer may be required to credit amounts to a Participant’s Annual Account in accordance with employment or other agreements entered into between the Participant and the Employer, which amounts shall be part of the Participant’s Company Contribution Amount for that Plan Year. Such amounts shall be credited to the Participant’s Annual Account for the applicable Plan Year on the date or dates prescribed by such agreements.

(b)

For each Plan Year, an Employer, in its sole and absolute discretion, may, but is not required to, credit any amount it desires to any Participant’s Annual Account under this Plan, which amount shall be part of the Participant’s Company Contribution Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive a Company Contribution Amount for that Plan Year. The Company Contribution Amount described in this Section 3.5(b), if any, shall be credited to the Participant’s Annual Account for the applicable Plan Year on a date or dates to be determined by the Committee. If a Participant is not employed by an Employer as of the last day of a Plan Year other than by reason of his or her Retirement or death while employed, the Company Contribution Amount for that Plan Year shall be zero.

(c)

If not otherwise specified in the Participant’s employment or other agreement entered into between the Participant and the Employer, the amount (or the method or formula for determining the amount) of a Participant’s Company Contribution Amount shall be set forth in writing in one or more documents, which shall be deemed to be incorporated into this Plan (in accordance with the definition of “Plan” in Section 1), no later than the date on which such Company Contribution Amount is credited to the applicable Annual Account of the Participant.

3.6	Vesting.

(a)	A Participant shall at all times be 100% vested in his or her Deferral Account.

(b)

A Participant shall be vested in his or her Company Contribution Account in accordance with the vesting schedules established by the Committee, in its sole and absolute discretion, for each Company Contribution Amount (and amounts credited or debited thereon) at the time such Company Contribution Amount is first credited to the Participant’s Account Balance under this Plan. The Committee, in its sole and absolute discretion, will determine over what period of time and in what percentage increments a Participant shall vest in his or her Company Contribution Account. The Committee may establish different vesting schedules for different Participants, in its sole and absolute discretion.

3.7

Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole and absolute discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:

(a)

Measurement Funds. The Committee shall select from time to time certain mutual funds, insurance company separate accounts, indexed rates or other methods (the “Measurement Funds”) for purposes of crediting or debiting additional amounts to Participants’ Account Balances. Following a Change in Control, the number and general type(s) of Measurement Funds offered shall not be substantially diminished. The Committee may, in its sole and absolute discretion but subject to the preceding sentence, discontinue, substitute or add a Measurement Fund. Any discontinuance of a Measurement Fund will take effect not earlier than the first day of the first calendar quarter that begins at least thirty (30) days after the day on which the Committee gives Participants advance written notice of such change, unless such advance notice cannot be given due to reasons beyond the control of the Company or the Committee in which case notice of the change shall be given as soon as administratively practical after the change or decision to effect the change is known to the Committee.

(b)

Election of Measurement Funds. A Participant, in connection with his or her initial deferral election in accordance with Section 3.3 above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.7(a) above) to be used to determine the amounts to be credited or debited to his or her Account Balance. If a Participant does not elect any of the Measurement Funds as described in the previous sentence, the Participant’s Account Balance shall automatically be allocated into a default Measurement Fund selected by the Committee in its sole and absolute discretion. A Participant may (but is not required to) elect, by submitting an Election Form to the Committee that is accepted by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the amounts to be credited or debited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall be implemented as soon as practical after receipt by the Committee and shall continue thereafter for each subsequent day in which the Participant participates in this Plan, unless changed in accordance with the previous sentence. The Committee may limit the number of Measurement Fund changes that a Participant may elect, provided that a Participant shall be entitled to elect such a change not less frequently than quarterly. The Committee may provide that any change shall not take effect until a date that is not later than the first business day of the calendar quarter following the committee’s receipt of such an election.

(c)

Proportionate Allocation. In making any election described in Section 3.7(b) above, the Participant shall specify on the Election Form, in increments of one percent (1%), the percentage of his or her Account Balance to be allocated to a Measurement Fund. A Participant’s Measurement Fund elections must total one hundred percent (100%). The Committee may require that a Participant’s percentage election with respect to any particular Measurement Fund selected by the Participant be no less than ten percent (10%). Unless otherwise expressly provided by the Committee, a Participant’s Measurement Fund election(s) shall apply on a pro rata basis to each of the Participant’s accounts under this Plan and a Participant may not make separate Measurement Fund elections for his or her Deferral Account and/or Company Contribution Account.

(d)

Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Committee, in its reasonable discretion, based on the performance of the Measurement Funds themselves. A Participant’s Account Balance shall be credited or debited not less frequently than on a monthly basis based on the performance of each Measurement Fund selected by the Participant for the corresponding period of time, such performance being determined by the Committee in its sole and absolute discretion.

(e)

No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation of his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the investments on which the Measurement Funds are based, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.

3.8	FICA and Other Taxes.

(a)

Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Annual Base Salary and Annual Bonus that is not being deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Committee may reduce the Participant’s Annual Deferral Amount by the amount necessary to satisfy such withholding obligation.

(b)

Company Contribution Account. When a Participant becomes vested in a portion of his or her Company Contribution Account, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Annual Base Salary and/or Annual Bonus that is not deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such amounts. If necessary, the Committee may reduce the vested portion of the Participant’s Company Contribution Account by the amount necessary to satisfy such withholding obligation.

(c)

Distributions. The Participant’s Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole and absolute discretion of the Employer(s) and the trustee of the Trust.

ARTICLE 4

In-Service Distribution/Unforeseeable Financial Emergencies

4.1

In-Service Distribution. In connection with each election to defer an Annual Deferral Amount, a Participant may irrevocably elect to receive an In-Service Distribution from this Plan with respect to all or a portion of the Annual Deferral Amount. The In-Service Distribution shall be a lump sum payment in an amount that is equal to the portion of the Annual Deferral Amount that the Participant elected to have distributed as an In-Service Distribution, plus amounts credited or debited in the manner provided in Section 3.7 above on that amount, calculated as of the close of business on or around the Benefit Distribution Date designated by the Participant in accordance with this section. Subject to the other terms and conditions of this Plan, each In-Service Distribution elected shall be paid out during a sixty (60) day period commencing immediately after the Benefit Distribution Date designated by the Participant. The Benefit Distribution Date designated by the Participant for payment of an In-Service Distribution shall be January 1 of a Plan Year no earlier than the fourth Plan Year following the Plan Year in which the Annual Deferral Amount is actually earned. By way of example, if an In-Service Distribution is elected for Annual Deferral Amounts that are earned in the Plan Year commencing January 1, 2009, the earliest Benefit Distribution Date that the Participant could designate for an In-Service Distribution of Plan benefits with respect to such deferrals is January 1, 2013, in which case such In-Service Distribution would become payable during a sixty (60) day period commencing January 1, 2013.

4.2

Postponement of In-Service Distributions. A Participant may elect to postpone an In-Service Distribution described in Section 4.1 above, and have such amount paid out during a 60-day period commencing on the January 1 of a subsequent Plan Year designated by the Participant in accordance with this Section 4.2. In order to make such an election, the Participant must submit an Election Form to the Committee in accordance with the following criteria:

(a)	The election to postpone an In-Service Distribution shall have no effect until at least 12 months after the date on which the election is made;

(b)	The election must defer the Benefit Distribution Date to a date that is not less than five years from the date such payment would otherwise have been made; and

(c)	The election must be made at least 12 months prior to the Benefit Distribution Date designated by the Participant for the original In-Service Distribution.

For purposes of applying the provisions of this Section 4.2, a Participant’s election to postpone an In-Service Distribution shall not be considered to be made until the date on which the election becomes irrevocable. Such an election shall become irrevocable no later than the date that is 12 months prior to the Benefit Distribution Date previously designated by the Participant for such In-Service Distribution.

4.3

Other Benefits Take Precedence Over In-Service Distributions. Should an event occur prior to any Benefit Distribution Date designated for an In-Service Distribution that would trigger a benefit under Articles 5 through 8, as applicable, all amounts subject to the In-Service Distribution election shall be paid in accordance with the other applicable provisions of the Plan and not in accordance with this Article 4.

4.4

Unforeseeable Emergencies. If a Participant experiences an Unforeseeable Emergency prior to the occurrence of a distribution event described in Articles 5 through 8, as applicable, the Participant may petition the Committee to receive a partial or full payout from this Plan. The payout, if any, from this Plan shall not exceed the lesser of (i) the Participant’s vested Account Balance, calculated as of the close of business on or around the Benefit Distribution Date for such payout, as determined by the Committee in accordance with provisions set forth below, or (ii) the amount necessary to satisfy the Unforeseeable Emergency, plus amounts necessary to pay federal, state, or local income taxes or penalties reasonably anticipated as a result of the distribution. A Participant shall not be eligible to receive a payout from this Plan to the extent that the Unforeseeable Emergency is or may be relieved (A) through reimbursement or compensation by insurance or otherwise, (B) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (C) by cessation of deferrals under this Plan.

If the Committee, in its sole and absolute discretion, approves a Participant’s petition for payout from this Plan, the Participant’s Benefit Distribution Date for such payout shall be the date on which such Committee approval occurs and such payout shall be distributed to the Participant in a lump sum no later than 60 days after such Benefit Distribution Date. In addition, in the event of such approval the Participant’s outstanding deferral elections under this Plan shall be cancelled.

ARTICLE 5

Retirement Benefit

5.1

Retirement Benefit. If a Participant experiences a Separation from Service that qualifies as a Retirement, the Participant shall be eligible to receive his or her vested Account Balance in either a lump sum or annual installment payments, as elected by the Participant in accordance with Section 5.2 (the “Retirement Benefit”). A Participant’s Retirement Benefit shall be calculated as of the close of business on or around the applicable Benefit Distribution Date for such benefit, which shall be the date on which the Participant experiences the Separation from Service; provided, however, if a Participant changes the form of distribution of the Retirement Benefit in accordance with Section 5.2(b), the Benefit Distribution Date for the Retirement Benefit shall be determined in accordance with Section 5.2(b).

5.2	Payment of Retirement Benefit.

(a)

A Participant, in connection with his or her commencement of participation in this Plan shall elect on an Election Form to receive the Retirement Benefit in the form of a lump sum or pursuant to an Annual Installment Method of up to 15 years. If a Participant does not timely make any election with respect to the payment of the Retirement Benefit, then such Participant shall be deemed to have elected to receive the Retirement Benefit as a lump sum.

(b)	A Participant may change the form of payment for the Retirement Benefit by submitting an Election Form to the Committee in accordance with the following criteria:

(i)	The election shall not take effect until at least 12 months after the date on which the election is made;

(ii)

The new Benefit Distribution Date for the Participant’s Retirement Benefit shall be not less than 5 years after the Benefit Distribution Date that would otherwise have been applicable to such benefit; and

(iii)	The election must be made at least 12 months prior to the Benefit Distribution Date that would otherwise have been applicable to the Participant’s Retirement Benefit.

For purposes of applying the provisions of this Section 5.2(b), a Participant’s election to change the form of payment for the Retirement Benefit shall not be considered to be made until the date on which the election becomes irrevocable. Such an election shall become irrevocable no later than the date that is 12 months prior to the Benefit Distribution Date that would otherwise have been applicable to the Participant’s Retirement Benefit. Subject to the requirements of this Section 5.2(b), the Election Form most recently accepted by the Committee that has become effective shall govern the form of payout of the Participant’s Retirement Benefit.

(c)

If the Participant is a Specified Employee, the lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the later of (i) the first day after the end of the 6-month period immediately following the date on which the Participant experiences such Separation from Service or (ii) the Participant’s Benefit Distribution Date. For all other Participants, the lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the Participant’s Benefit Distribution Date. For all Participants, remaining installments, if any, shall be paid no later than 60 days after each anniversary of the Participant’s Benefit Distribution Date.

ARTICLE 6

Termination Benefit

6.1

Termination Benefit. If a Participant experiences a Separation from Service that does not qualify as a Retirement, the Participant shall receive his or her vested Account Balance in a lump sum (the “Termination Benefit”). A Participant’s Termination Benefit shall be calculated as of the close of business on or around the applicable Benefit Distribution Date for such benefit, which shall be the date on which the Participant experiences the Separation from Service.

6.2

Payment of Termination Benefit. If the Participant is a Specified Employee, the lump sum payment shall be made no later than 60 days after the first day after the end of the 6-month period immediately following the date on which the Participant experiences such Separation from Service. For all other Participants, the lump sum payment shall be made no later than 60 days after the Participant’s Benefit Distribution Date.

ARTICLE 7

Disability Benefit

7.1

Disability Benefit. If a Participant becomes Disabled prior to the occurrence of a distribution event described in Articles 5 or 6, as applicable, the Participant shall receive his or her vested Account Balance in the form of a lump sum payment (the “Disability Benefit”). The Disability Benefit shall be calculated as of the close of business on or around the Participant’s Benefit Distribution Date for such benefit, which shall be the date on which the Participant becomes Disabled.

7.2	Payment of Disability Benefit. The Disability Benefit shall be paid to the Participant no later than 60 days after the Participant’s Benefit Distribution Date.

ARTICLE 8

Survivor Benefit

8.1

Survivor Benefit. In the event of a Participant’s death prior to the complete distribution of his or her vested Account Balance, the Participant’s Beneficiary(ies) shall receive the Participant’s unpaid vested Account Balance in either a lump sum or annual installment payments, as elected by the Participant in accordance with Section 8.2 (the “Survivor Benefit”). The Survivor Benefit shall be calculated as of the close of business on or around the Benefit Distribution Date for such benefit, which shall be the date on which the Committee is provided with proof that is satisfactory to the Committee of the Participant’s death.

8.2	Payment of Survivor Benefit.

(a)

A Participant, in connection with his or her commencement of participation in this Plan shall elect on an Election Form for his or her Beneficiary(ies) to receive the Survivor Benefit in the form of a lump sum or pursuant to an Annual Installment Method of up to 15 years. If a Participant does not make any election with respect to the payment of the Survivor Benefit, then such Participant shall be deemed to have elected to have his or her Survivor Benefit paid as a lump sum.

(b)	A Participant may change the form of payment for the Survivor Benefit by submitting an Election Form to the Committee in accordance with the following criteria:

(i)	The election shall not take effect until at least 12 months after the date on which the election is made; and

(ii)	The election must be made at least 12 months prior to the Benefit Distribution Date that would otherwise have been applicable to the Participant’s Survivor Benefit.

Subject to the requirements of this Section 8.2(b), the Election Form most recently accepted by the Committee that has become effective shall govern the form of payout of the Participant’s Survivor Benefit.

(c)

The lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the Benefit Distribution Date. Remaining installments, if any, shall be paid no later than 60 days after each anniversary of the Benefit Distribution Date.

ARTICLE 9

Beneficiary Designation

9.1

Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under this Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

9.2

Beneficiary Designation/Change/Spousal Consent. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a

Beneficiary, the Committee may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Committee, executed by such Participant’s spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

9.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

9.4

No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 9.1, 9.2 and 9.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be deemed to be the Participant’s Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within ninety (90) days after the Participant’s death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then the Participant’s Beneficiary shall be deemed to be the person or persons who can verify by court order that they are legally entitled to receive the benefits specified hereunder. If a Participant dies and his or her benefits become payable to the Participant’s Beneficiary, but the Beneficiary’s death occurs before such payment can actually be made, payment shall be made to the Beneficiary’s surviving spouse. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Beneficiary’s estate (which shall include either the Beneficiary’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Beneficiary’s estate duly appointed and acting in that capacity within 90 days after the Beneficiary’s death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Beneficiary’s death), then payment shall be made to the person or persons who can verify by court order that they are legally entitled to receive the benefits otherwise payable to the Beneficiary.

9.5

Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in good faith, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s reasonable satisfaction.

9.6

Discharge of Obligations. The payment of benefits under this Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant and that Participant’s Plan Agreement.

ARTICLE 10

Leave of Absence

10.1

Paid Leave of Absence. If a Participant is authorized by the Participant’s Employer to take a paid leave of absence from the employment of the Employer, and such leave of absence does not constitute a Separation from Service, (a) the Participant shall continue to be considered eligible for the benefits provided under this Plan, and (b) the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.3.

10.2

Unpaid Leave of Absence. If a Participant is authorized by the Participant’s Employer to take an unpaid leave of absence from the employment of the Employer for any reason, and such leave of absence does not constitute a Separation from Service, such Participant shall continue to be eligible for the benefits provided under this Plan. During the unpaid leave of absence, the Participant shall not be allowed to make any additional deferral elections. However, if the Participant returns to employment, the Participant may timely elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant in this Plan, provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.3 above.

ARTICLE 11

Termination, Amendment or Modification

11.1

Termination. Although each Employer anticipates that it will continue this Plan for an indefinite period of time, there is no guarantee that any Employer will continue this Plan or will not terminate this Plan at any time in the future. Accordingly, each Employer reserves the right to terminate this Plan with respect to all of its Participants. In the event of a Plan termination no new deferral elections shall be permitted for the affected Participants and such Participants shall no longer be eligible to receive new company contributions. However, after the Plan termination the Account Balances of such Participants shall continue to be credited with Annual Deferral Amounts attributable to a deferral election that was in effect prior to the Plan termination to the extent deemed necessary to comply with Code Section 409A and related Treasury Regulations, and additional amounts shall continue to credited or debited to such Participants’ Account Balances pursuant to Section 3.7. The Measurement Funds available to Participants following the termination of this Plan shall be comparable in number and type to those Measurement Funds available to Participants in the Plan Year preceding the Plan Year in which the Plan termination is effective. In addition, following a Plan termination, Participant Account Balances shall remain in this Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of this Plan. Notwithstanding the preceding sentence, to the extent permitted by Treas. Reg. §1.409A-3(j)(4)(ix), the Employer may provide that upon termination of this Plan, all Account Balances of the Participants shall be distributed, subject to and in accordance with any rules established by such Employer deemed necessary to comply with the applicable requirements and limitations of Treas. Reg. §1.409A-3(j)(4)(ix).

11.2

Amendment. Any Employer may, at any time, amend or modify this Plan in whole or in part with respect to that Employer. Notwithstanding the foregoing, (i) no amendment or modification shall be effective to decrease the value of a Participant’s vested Account Balance in existence at the time the amendment or modification is made, nor shall any amendment or modification materially and adversely affect the Participant’s rights to be credited with additional amounts on such vested Account Balance pursuant to Section 3.7 or otherwise materially and adversely affect the Participant’s rights with respect to such vested Account Balance, (ii) no amendment shall result in the imputation of any tax, penalty or interest pursuant to Code Section 409A, and (iii) no amendment or modification of this Section 11.2 of this Plan shall be effective. A change in the Measurement Funds offered under this Plan shall not constitute an amendment or modification that is materially adverse to the Participant’s rights with respect to the Participant’s Account Balance for purposes of the first sentence of this Section 11.2; provided that such a change is consistent with the provisions of Section 3.7(a) applicable upon and following a Change in Control.

11.3

Plan Agreement. Despite the provisions of Sections 11.1 and 11.2 above, if a Participant’s Plan Agreement contains benefits or limitations that are not in this Plan document, the Employer may only amend or terminate such provisions with the written consent of the Participant

11.4

Effect of Payment. The full payment of the Participant’s vested Account Balance in accordance with the applicable provisions of this Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan, and the Participant’s Plan Agreement shall terminate.

ARTICLE 12

Administration

12.1

Committee Duties. This Plan shall be administered by a Committee, which shall consist of the Board, or such committee(s) as the Board or its delegates shall appoint. Members of the Committee may be Participants under this Plan. The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a unanimous written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

12.2

Committee Authority. The Committee shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

•	To select the Measurement Funds available from time to time;

•	To construe and interpret the terms and provisions of this Plan;

To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries, to determine the time and manner in which such benefits are paid, and to determine the amount of any withholding taxes to be deducted pursuant to Section 3.8;

•	To maintain all records that may be necessary for the administration of this Plan;

To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

•	To make and publish such rules for the regulation of this Plan and procedures for the administration of this Plan as are not inconsistent with the terms hereof;

•	To administer this Plan’s claims procedures;

•	To approve election forms and procedures for use under this Plan; and

•	To appoint a plan recordkeeper or any other agent, and to delegate to them such powers and duties in connection with the administration of this Plan as the Committee may from time to time prescribe.

12.3

Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of this Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Plan, subject, as to decisions or actions of the Committee made or taken after a Change in Control, to de novo review by an arbitrator pursuant to Section 14.6.

12.4

Compensation, Expenses and Indemnity of Committee. The members of the Committee shall serve without compensation for their services hereunder. The Committee is authorized at the expense of the Company to employ such legal counsel and/or Plan recordkeeper as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of this Plan shall be paid by the Company. All Employers shall, to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time, indemnify and hold harmless the members of the Committee and any Employee to whom the duties of the Committee may be delegated against any and all claims, losses, damages, expenses or liabilities arising or resulting from any act, omission, interpretation, construction or determination made in good faith in connection with this Plan.

12.5

Employer Information. To enable the Committee to perform its functions, the Company and each Employer shall supply full and timely information to the Committee on all matters relating to this Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the compensation of its Participants, the date and circumstances of the Separation from Service, Disability or death of its Participants, and such other pertinent information as the Committee may reasonably require.

12.6

Quarterly Statements. Under procedures established by the Committee, a Participant shall be provided a statement on a quarterly basis with respect to such Participant’s Account as of the last day of the preceding calendar quarter.

ARTICLE 13

Other Benefits and Agreements

13.1

Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under this Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. This Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 14

Claims Procedures

14.1

Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from this Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

14.2

Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, but no later than ninety (90) days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The Committee shall notify the Claimant in writing:

(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)

that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of this Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)	an explanation of the claim review procedure set forth in Section 14.3 below; and

(v)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

14.3

Review of a Denied Claim. On or before sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):

(a)

may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant (as defined in the applicable ERISA regulations) to the claim for benefits;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee, in its sole and absolute discretion, may grant.

14.4

Decision on Review. The Committee shall render its decision on review promptly, and no later than sixty (60) days after the Committee receives the Claimant’s written request for a review of the denial of the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)

a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

14.5

Pre and Post-Change in Control Procedures. With respect to claims made prior to the occurrence of a Change in Control, a Claimant’s compliance with the foregoing provisions of this Article 14 is a mandatory prerequisite to a Claimant’s right to commence arbitration pursuant to Section 14.6 with respect to any claim for benefits under this Plan. With respect to claims made upon and after the occurrence of a Change in Control, the Claimant may proceed directly to arbitration in accordance with Section 14.6 and need not first satisfy the foregoing provisions of this Article 14.

14.6

Arbitration of Claims. All claims or controversies arising out of or in connection with this Plan, that the Company or any Employer may have against any Claimant, or that any Claimant may have against the Company or any Employer or against any of their respective officers, directors, employees or agents acting in their capacity as such, shall, subject to the initial review provided for in the foregoing provisions of this Article 14 that are effective with respect to claims brought prior to the occurrence of a Change in Control, be resolved through arbitration as provided in this Section 14.6. The decision of an arbitrator on any issue, dispute, claim or controversy submitted for arbitration, shall be final and binding upon the Company, each Employer and the Claimant and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. With respect to claims arising upon or following the occurrence of a Change in Control, the arbitrator shall review de novo any claim previously considered by the Committee pursuant to this Article 14.

All expenses of such arbitration, including the fees and expenses of the counsel for the Participant, shall be advanced and borne by the Company; provided, however, that if it is finally determined that the Claimant did not commence the arbitration in good faith and had no reasonable basis therefore, the Claimant shall repay all advanced fees and expenses and shall reimburse the Company for its reasonable legal fees and expenses in connection therewith.

Except as otherwise provided in this procedure or by mutual agreement of the parties, any arbitration shall be administered: (1) in accordance with the then-current Model Employment Arbitration Procedures of the American Arbitration Association (“AAA”)

before an arbitrator who is licensed to practice law in the state in which the arbitration is convened; or (2) if locally available, the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), in accordance with the JAMS procedures then in effect. The party who did not initiate the claim can designate between JAMS or AAA (the “Tribunal”). The arbitration shall be held in the city in which the Claimant is or was last employed by the Company in the nearest Tribunal office or at a mutually agreeable location. Pre-hearing and post-hearing procedures may be held by telephone or in person as the arbitrator deems necessary.

The arbitrator shall be selected as follows: if the parties cannot agree on an arbitrator, the Tribunal (JAMS or AAA) shall then provide the names of nine (9) available arbitrators experienced in business employment matters along with their resumes and fee schedules. Each party may strike all names on the list it deems unacceptable. If more than one common name remains on the list of all parties, the parties shall strike names alternately until only one remains. The party who did not initiate the claim shall strike first. If no common name remains on the lists of the parties, the Tribunal shall furnish an additional list or lists until an arbitrator is selected.

The arbitrator shall interpret this Plan, any applicable Company policy or rules and regulations, any applicable substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or applicable federal law. In reaching his or her decision, the arbitrator shall have no authority to change or modify any lawful Company policy, rule or regulation, or this Plan. The arbitrator, and not any federal, state or local court or agency, shall have exclusive and broad authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Plan, including but not limited to, any claim that all or any part of this Plan is voidable.

The arbitrator shall have authority to entertain a motion to dismiss and/or motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

Each party shall have the right to take the deposition of one individual and any expert witness(es) designated by another party. Each party shall also have the opportunity to obtain documents from another party through one request for production of documents. Additional discovery may be had only when the arbitrator so orders upon a showing of substantial need. Any disputes regarding depositions, requests for production of documents or other discovery shall be submitted to the arbitrator for determination.

Each party shall have the right to subpoena witnesses and documents for the arbitration hearing by requesting a subpoena from the arbitrator. Any such request shall be served on all other parties, who shall advise the arbitrator in writing of any objections that the party may have to issuance of the subpoena within ten (10) calendar days of receipt of the request.

At least thirty (30) calendar days before the arbitration, the parties must exchange lists of witnesses, including any expert(s), and copies of all exhibits intended to be used at the arbitration.

ARTICLE 15

Trust

15.1

Establishment of the Trust. In order to provide assets from which to fulfill its obligations to the Participants and their Beneficiaries under this Plan, the Company may establish a trust by a trust agreement with a third party, the trustee, to which each Employer may, in its discretion, contribute cash or other property, including securities issued by the Company, to provide for the benefit payments under this Plan (the “Trust”).

15.2

Interrelationship of this Plan and the Trust. The provisions of this Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to this Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under this Plan.

15.3

Distributions From the Trust. Each Employer’s obligations under this Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.

ARTICLE 16

Miscellaneous

16.1

Status of Plan. This Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted (a) to the extent possible in a manner consistent with the intent described in the preceding sentence, and (b) in accordance with Code Section 409A and related Treasury guidance and Regulations to avoid the imputation of any tax, penalty or interest under Code Section 409A.

16.2

Unsecured General Creditor. Each Employer’s obligation under this Plan shall be merely that of an unfunded and unsecured promise of the Employer to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company or any Employer. No assets of the Company or any other Employer shall be held under any trust (except as provided in Article 15), or held in any way as collateral security for the fulfilling of the obligations of the Company or other Employer under this Plan. Any and all of each Employer’s assets shall be, and remain, the general unpledged, unrestricted assets of the Employer.

16.3

Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by this Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under this Plan except as expressly provided in this Plan and his or her Plan Agreement. Each Employer shall be liable for the payment of amounts deferred under this Plan (as adjusted pursuant to Section 3.7) with respect to a Participant to the extent that such amounts would have otherwise been payable to the Participant by that Employer.

16.4

Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment (except to the extent the Participant’s Employer may be required to garnish amounts from payments due under this Plan pursuant to applicable law) or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amount, if any, payable hereunder, or any part thereof, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

16.5

Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, either as an Employee or a Director, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

16.6

Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of this Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

16.7

Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

16.8

Captions; Gender and Number. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions. Except where otherwise indicated by the context, any masculine term used herein shall also include the feminine and vice versa, the plural shall include the singular, and the singular shall include the plural.

16.9

Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of California without regard to its conflicts of laws principles.

16.10

Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified U.S. mail, postage prepaid, to the address below:

Apria Healthcare Group Inc.

Executive Vice President, General Counsel

26220 Enterprise Court

Lake Forest, CA 92630

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified U.S. mail, postage prepaid, to the last address of the Participant reflected on the payroll records (or, in the case of a Director, Board records) of the Company.

Any such notice shall be deemed given as of the date of delivery or, if delivery is made by registered or certified U.S. mail, as of the date shown on the postmark on the receipt for registration or certification. The Company or a Participant may change its address pursuant to the foregoing by furnishing a written notice pursuant to the foregoing to the other, which notice shall include the person’s new address and make specific reference to the importance of the notice.

16.11	Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s Beneficiaries.

16.12

Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

16.13

Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

16.14

Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under this Plan for such payment amount.

16.15

Domestic Relations Orders. If necessary to comply with a domestic relations order, as defined in Code Section 414(p)(1)(B), pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under this Plan, the Committee shall have the right to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under this Plan to such spouse or former spouse.

16.16

Distribution in the Event of Income Inclusion Under Code Section 409A. If any portion of a Participant’s Account Balance under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to comply with the requirements of Code Section 409A and related Treasury Regulations, the Committee may determine that such Participant shall receive a distribution from this Plan in an amount equal to the lesser of (i) the portion of his or her Account Balance required to be included in income as a result of the failure of the Plan to comply with the requirements of Code Section 409A and related Treasury Regulations, or (ii) the unpaid vested Account Balance.

16.17

Insurance. The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole and absolute discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

16.18

Legal Fees To Enforce Rights After Change in Control. The Company and each Employer is aware that upon the occurrence of a Change in Control, the Board or the board of directors of a Participant’s Employer (which might then be composed of new members) or a shareholder of the Company or the Participant’s Employer, or of any successor corporation might then cause or attempt to cause the Company, the Participant’s Employer or such successor to refuse to comply with its obligations under this Plan and might cause or attempt to cause the Company or the Participant’s Employer to institute, or may institute, litigation seeking to deny Participants the benefits intended under this Plan. In these circumstances, the purpose of this Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant, acting in good faith based on the information then known to the Participant, that the Company, the Participant’s Employer or any successor corporation has failed to comply with any of its obligations under this Plan or any agreement thereunder or, if the Company, such

Employer or any other person takes any action to declare this Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company and the Participant’s Employer irrevocably authorize such Participant to retain counsel of his or her choice at the expense of the Company and the Participant’s Employer (who shall be jointly and severally liable) to represent such Participant in connection with the initiation or defense, in good faith, of any litigation or other legal action with respect to such matters, whether by or against the Company, the Participant’s Employer or any director, officer, shareholder or other person affiliated with the Company, the Participant’s Employer or any successor thereto in any jurisdiction. Any payment or reimbursement made by the Company pursuant to this Section 16.18 shall be made promptly after, and in all events not later than the end of the calendar year that follows the year in which, the related expense was incurred.

IN WITNESS WHEREOF, the Company has signed this Plan document as of July 23, 2008.

Apria Healthcare Group Inc.
a Delaware corporation

By:	/s/ Robert S. Holcombe
Name:	Robert S. Holcombe
Title:	Executive Vice President,
General Counsel and Secretary

APPENDIX A

LIMITED TRANSITION RELIEF FOR DISTRIBUTION ELECTIONS MADE

AVAILABLE IN ACCORDANCE WITH NOTICE 2007-86

The capitalized terms below shall have the same meaning as provided in Article 1 of the Plan.

Opportunity to Make New (or Revise Existing) Distribution Elections. Notwithstanding the required deadline for the submission of an initial distribution election under this Plan, the Participants may, to the extent permitted by Notice 2007-86, make new distribution elections, or revise existing distribution elections, with respect to amounts subject to the terms of this Plan, by submitting an Election Form on or before December 31, 2008. Any distribution election(s) made by a Participant, and accepted by the Committee, in accordance with this Appendix A shall not be treated as a change in either the form or timing of a Participant’s benefit payment for purposes of Code Section 409A or this Plan. If any distribution election submitted by a Participant in accordance with this Appendix A either (a) relates to an amount that would otherwise be paid to the Participant in 2008, or (b) would cause an amount to be paid to the Participant in 2008, such election shall not be effective.